Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

IMPERIAL SYSTEMS INC.

a Florida Corporation

AND

SPRINGFIELD COACH INDUSTRIES GROUP, INC.

a Missouri corporation

a wholly owned subsidiary of

COACH INDUSTRIES GROUP, INC.

a Nevada corporation

AND

COACH FINANCIAL SERVICES, Inc

a division of

COACH INDUSTRIES GROUP, INC.

a Nevada corporation

DATED

March 16, 2007

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of 9th day of March, 2007 by and among IMPERIAL SYSTEMS INC. (EIN 20-8397431) a Florida corporation and/or its assigns, (“PURCHASER”), and COACH FINANCIAL SERVICES, Inc. a Florida corporation (EIN 34-2013297) (“CFS”) and SPRINGFIELD COACH INDUSTRIES GROUP, INC. a Missouri. Corporation (EIN 20-0419475) (“COACH” or “Seller” and together with PURCHASER collectively “the Parties”.

PRELIMINARY STATEMENT:

WHEREAS, PURCHASER desires to acquire certain assets of Seller and assume certain liabilities of CFS and/or SELLER and SELLER desires to sell the same certain assets of SELLER to PURCHASER and SELLER AND CFS, as applicable desire to take all action reasonably necessary to assign certain liabilities of CFS and/or SELLER to PURCHASER under the terms and conditions in furtherance of those outlined in the letter of intent between Interactive Investment Group, LLC and those entities defined therein as the “Company” dated February 09, 2007 and executed by the parties thereto. A copy of the executed letter of intent is included as Attachment A: and

WHEREAS, SELLER, located at 1903 N. Barnes Ave., Springfield MO. 65803 is a wholly owned subsidiary of COACH INDUSTRIES GROUP, INC. (“CIGI”). SELLER is engaged in the business of altering and/or fabricating fully manufactured motor vehicles for occupancy by more than the number of passengers for which the vehicle was originally designed (the “Vehicle Manufacturer Business”);

WHEREAS, CFS is engaged in the business of leasing and/or selling vehicles, including, but not limited to vehicles manufactured, fabricated and/or altered by the SELLER in connection with its Vehicle Manufacturer Business, to end users thereof (collectively the “Vehicle Lease Business” and together with the Vehicle Manufacturer Business collectively the “Business”)

WHEREAS, Laurus Master Funds, LLC (Laurus) is the holder of a Seven Million Dollar ($7,000,000) term note due from and/or the repayment of which is guaranteed by CIGI and certain of their subsidiaries and/or affiliates (collectively the “LMFCIGI Group”) to Laurus with a current outstanding principal balance of $6,837, 209.30; and

WHEREAS, the parties intend to memorialize the purchase and sale of certain assets of SELLER and CFS to PURCHASER and PURCHASER’S assumption of certain liabilities of CFS upon the terms and subject to the conditions set forth herein; and

ASSET Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

SALE AND PURCHASE OF COACH ASSETS

AND PURCHASE PRICE

SECTION 1.1 Sale of COACH ASSET. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, the Closing on the Closing Date (as those terms are outlined in Section 2.1 hereof), SELLER AND CFS agrees to sell, assign, transfer, convey and deliver to the PURCHASER, and PURCHASER agrees to purchase and acquire certain assets and acquire all of SELLER AND CFS’s right, title and interest in and to certain assets listed on Attachment B and incorporated herein (the “ASSETS” or the “COACH ASSETS”) and CFS and/or SELLER, as applicable, shall assign all of its rights under and PURCHASER shall assume certain debts, liabilities or obligations of CFS and/or SELLER as listed and only as listed on Attachment C, including, but not limited to the obligations of SELLER with respect to leases of real and personal property used in the SELLER’s operation of the Business in the State of Missouri, and incorporated herein (the obligations assumed by the PURCHASER is referred to herein as the “LIABILITIES”). The COACH ASSETS listed on Attachment B shall be sold, assigned, transferred, conveyed and delivered to PURCHASER subject only to those lien(s) and/or attachments contemplated hereby.

SECTION 1.2 Purchase Price. The purchase price (the “Purchase Price”) to be paid by the PURCHASER for COACH ASSETS is

1.	consideration representing Two Million and Five Hundred Thousand Dollars ( USD $2,500,000), payable pursuant to the terms satisfactory to Laurus; and

2.	PURCHASER’S assumption of the LIABILITIES; and

3.

SELLER, CFS, CIGI and all affiliates and/or associates (collectively the “CIGI Obligated Affiliates”) thereof release from all obligations with respect to the LIABILITIES by the third-party to whom any CIGI Obligated Affiliated is obligated (the “CIGIOA Obligee”) or if any CIGI Obligated Affiliate shall continue to have any obligation for debt to the CIGIOA

ASSET Purchase Agreement.

Obligee then in lieu of such release evidence and acknowledgement by such CIGIOA Obligee that the obligation of the CIGI Obligated Affiliates to the CIGIOA Obligee has been reduced by the amount of the LIABILITIES assumed by the PURCHASER (the “LIABILITIES RELEASE”).

ARTICLE II

CLOSING DATE AND DELIVERIES AT CLOSING

SECTION 2.1 Closing Date The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held at the offices of PURCHASER at 1:00 P.M. local time, on March 16, 2007, or on such other date and at such other place as may be mutually agreed upon by the parties, including closing by facsimile with originals to follow. The date of the Closing is sometimes referred to herein as the “Closing Date.” If payment pursuant to Section 1.2 or delivery of COACH ASSETS pursuant to Section 2.2 is not made, then this Agreement will terminate subject to terms and conditions in Section 7.1 hereof.

SECTION 2.2 Deliveries by SELLER AND CFS. In addition to and without limiting any other provision of this Agreement, SELLER AND CFS agrees to deliver, or cause to be delivered, to PURCHASER, at or prior to Closing, the following:

(a)	listing and purchase orders reflecting all unencumbered COACH ASSETS referenced in Section 1.1 and listed on Attachment B; and

(b)	listing of any and all encumbered COACH ASSETS referenced in Section 1.1 and listed on Attachment B; and

(c)	listing of all outstanding liabilities of COACH ASSETS referenced in Section 1.1 and listed on Attachment C;

(d)	an executed Bill of Sale for COACH ASSETS referenced in Section 1.1 and listed on Attachment B and Assignment and Assumption Agreements for all LIABILITIES referenced in Section 1.1 and listed on Attachment C collectively the “ASSIGNMENT AND ASSUMPTION AGREEMENTS”); and

(e)	such other documents or certificates as shall be reasonably requested by the PURCHASER or its counsel; and

ASSET Purchase Agreement.

(f)	a right of first refusal marketing services agreement (“ROFRMSA”) having a term of no less than five (5) years, with a five (5) year renewal, pursuant to the terms of which Subcontracting Concepts Inc. (“SCI”), a wholly owned subsidiary of Corporate, Development Services, Inc. (“CDS” and together with SCI collectively “SCI/CDS”), a wholly owned subsidiary of COACH, and CDS shall agree to provide PURCHASER with a right of first refusal to engage SCI/CDS to market the Vehicle Lease Business provided by PURCHASER; to clients/customers of SCI/CDS, provided that the consideration to be received by SCI/CDS pursuant to such a ROFRMSA shall be no less favorable to SCI/CDS than the consideration offered to SCI/CDS from any other entity providing services the same as or similar to the Vehicle Lease Business services (a “Competing Provider of VLB Services”) for the provision of similar marketing services to clients/customers of SCI/CDS. The marketing services agreement shall be in the form of Attachment G.

SECTION 2.3 Deliveries by PURCHASER. In addition to and without limiting any other provision of this Agreement, the PURCHASER agrees to deliver, or cause to be delivered to SELLER AND CFS, at or prior to Closing, the following:

(a)	The Purchase Price required to be delivered on or before Closing Date pursuant to Section 1.2 hereof;

(b)	an executed Bill of Sale and executed ASSIGNMENT AND ASSUMPTION AGREEMENTS; and

(c)	all LIABILITIES RELEASE(S); and

(d)	such other documents or certificates as shall be reasonably requested by SELLER AND/OR CFS or its counsel.

SECTION 2.4 Further Assurances. SELLER AND CFS and the PURCHASER, shall, upon request, on or after the Closing Date, cooperate with each other by executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to implement and/or fully effectuate the transactions contemplated by this Agreement.

SECTION 2.5 Confidential Treatment of Information. The parties hereto and their representatives shall hold in confidence all data and information obtained with respect to the other parties or their business, and shall not use such data or information or disclose the same to others, except such data or information as is already known to such party or is published or is a matter of public record, or

ASSET Purchase Agreement.

as otherwise required by Law or as may be disclosed with the written consent of the other party. In the event this Agreement is terminated, each party shall upon request promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained, reflecting or derived from information provided by them in connection with this Agreement. Furthermore, the parties hereto shall not use such information and data for any competitive or commercial purposes.

SECTION 2.6 Consents and Approvals by Third Parties. PURCHASER shall use its best efforts to obtain as soon as practicable all consents and approvals of any third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 2.7 Publicity and Reports. Except as required by applicable Law affecting CIGI, SELLER AND CFS and PURCHASER shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall provide the other with draft copies of any proposed press releases and a reasonable opportunity to comment thereon, and shall not issue any such press release or make any such public statement before such consultation and opportunity to comment, except as required by applicable Law. Each party agrees to cooperate with the other party to insure that all issuances of press release and/or statements with respect to this Agreement or the transactions contemplated hereby are made in the time frame required by applicable Law.

SECTION 2.8 Non-Competition; Non-interference. CIGI, SELLER and CFS acknowledge that in order to assure PURCHASER that it will retain the value of the Business, CIGI, SELLER nor CFS shall utilize its special knowledge of the Business or its relationships with customers and suppliers of CIGI, SELLER AND CFS engaged in, purchasing products from or providing products and/or services to CFS and/or SELLER and/or to compete with PURCHASER after the Closing in the Business. Accordingly, CIGI, SELLER and CFS each agree that it will not for a period of twenty four months following the Closing Date:

(a) within any jurisdiction or marketing area in which SELLER OR CFS is doing business or is qualified to do business as of the Closing, directly or indirectly own, manage, operate, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected in any manner with (collectively “involved”), the Business;

(b) persuade or attempt to persuade (i) any customer or client of SELLER and/or CFS purchasing any product or service of the Business on the Closing Date, (ii) any person or entity that has been a customer or client of the SELLER and/or CFS purchasing any

ASSET Purchase Agreement.

product or services of the Business within six months prior to the Closing or (iii) any potential customer or client to which SELLER and CFS or any of their subsidiaries has made a presentation to or with which SELLER and CFS or any of their subsidiaries has been having discussions for the purchasing of any product or services of the Business within six months prior to the Closing (collectively, “Customers”) to cease engaging in the purchase of any product or services of the Business from/with or decrease the amount products or services of the Business purchased from or done with the PURCHASER or not to hire PURCHASER or any of its subsidiaries engaged in the Business for the provision of any product or service of the Business or to commence purchasing any product or service of the Business from or increase the amount of business done with or hire, another company engaged in the Business;

(c) accept or solicit any Customer for the purchase or any product or services of the Business;

(d) Except as contemplated by the final sentence of this section 2.8, neither SCI nor CDS shall for a period of twenty four months following the Closing Date engage in any activity in which CIGI, Seller and/or CFS has agreed not to engage in accordance with the terms and provisions of this Section 2.8:

The restrictions set forth in this Section 2.8 are considered by the parties to be reasonable for the purposes of protecting the value of the Assets. SELLER and CFS acknowledge that PURCHASER and their subsidiaries would be irreparably harmed and that monetary damages would not provide an adequate remedy to PURCHASER and their subsidiaries in the event the covenants contained in this Section 2.8 were not complied with in accordance with their terms. Accordingly, SELLER and CFS agree that any breach or threatened breach by any of them or any of their obligations shall entitle PURCHASER and their subsidiaries, without posting any bond or other security, to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to PURCHASER and their subsidiaries. If any particular provisions or portion of this Section 2.8 is adjudicated to be invalid or unenforceable, this section will be deemed amended to delete any provision or portion adjudicated to be invalid or unenforceable, the amendment to apply only with respect to the operation of that section in the particular jurisdiction in which the adjudication is made. Notwithstanding the foregoing and without expanding or being deemed to expand or expand the interpretation or meaning of any of the terms, restrictions and/or provision hereof, nothing contained herein or otherwise shall or shall be deemed to restrict CDS/SCI and/or any of their subsidiaries from entering into a relationship with any Competing Provider of VLB Services for the provisions of any Vehicle Lease Business services as contemplated by the terms of the ROFRMSA and/or Section 2.2(f) hereof.

ASSET Purchase Agreement.

SECTION 2.9 Non-Competition; Non-interference. PURCHASER agrees on behalf of itself and all of its subsidiaries and as a condition to its transfer of the Assets or any asset of the Business, neither it nor its subsidiaries nor any purchaser of the Assets and/or the assets of the Business will for a period of twenty four months following the Closing Date:

(a) within any jurisdiction or marketing area in which SCI, CDS or any of their subsidiaries is doing business or is qualified to do business as of the Closing, directly or indirectly own, manage, operate, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected in any manner with (collectively “involved”), any business of the type and character engaged in and competitive with the business of CDS, SCI and/or their subsidiaries in supplying services and/or contractors to the courier industry;

(b) persuade or attempt to persuade (i) any customer or client of CDS, SCI or any of their subsidiaries on the Closing Date, (ii) any person or entity that has been a customer or client of CDS, SCI or any of their subsidiaries within six months prior to the Closing or (iii) any potential customer or client to which CDS, SCI or any of their subsidiaries has made a presentation or with which CDS, SCI or any of their subsidiaries has been having discussions (collectively, “Customers”) to cease doing business with or decrease the amount of business done with or not to hire CDS, SCI or any of their subsidiaries or to commence doing business with or increase the amount of business done with or hire another company engaged in the same business or type of business engaged in by CDS, SCI and their subsidiaries on or within twelve months prior to the Closing Date (collectively the “CDS/SCI Business”);

(c) accept or solicit the business of any Customer for the provision of any product or service of the CDS/SCI Business;

The restrictions set forth in this Section 2.9 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of CDS, SCI and their subsidiaries and in connection with the sale of the Assets and transfer of the Liabilities to the PURCHASER. The PURCHASER acknowledges that CDS, SCI and their subsidiaries would be irreparably harmed and that monetary damages would not provide an adequate remedy to CDS, SCI and their subsidiaries in the event the covenants contained in this Section 2.9 were not complied with in accordance with their terms. Accordingly, the PURCHASER agrees that any breach or threatened breach by it or any of its subsidiaries or any purchaser of the assets or any assets of the Business shall entitle CDS, SCI and their subsidiaries, without posting any bond or other security, to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to CDS, SCI and their subsidiaries. If any particular provisions or portion of this Section 2.9 is adjudicated to be invalid or unenforceable, this section will be deemed amended to delete any provision or portion adjudicated to be invalid or unenforceable, the amendment to apply only with respect to the operation of that section in the particular jurisdiction in which the adjudication is made.

ASSET Purchase Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND CFS

SELLER AND CFS represents and warrants to PURCHASER, except as set forth in the attachments hereto, as e provided by SELLER AND/OR CFS to the PURCHASER on/or before the date hereof or previously disclosed by or on behalf of SELLER, CFS or any of their affiliates or associates to PURCHASER, its agents, officers, directors or representative (collectively the “Disclosure Schedule”), as follows:

SECTION 3.1 Organization and Qualification. SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Business Material Adverse effect their subsidiaries. CFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Business Material Adverse effect their subsidiaries

SECTION 3.2 Articles of Incorporation and By-Laws. The complete and correct copies of SELLER AND CFS’s Articles of Incorporation and By-Laws, as amended or restated to date, included in the Disclosure Schedule are a complete and correct copy of such document as in effect on the date hereof and as of the Closing Date.

3.2.1 Authority. SELLER AND CFS has all requisite corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SELLER AND CFS and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of SELLER AND CFS is necessary to authorize

ASSET Purchase Agreement.

this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. A copy of the Board of Director Resolution duly adopted by a majority of the current members of the SELLER AND CFS’s Board of Directors and approving this Agreement is contained as Attachment D. This Agreement has been duly executed and delivered by SELLER AND CFS and constitutes the legal, valid and binding obligation of SELLER AND CFS enforceable against SELLER AND CFS in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. SELLER AND CFS holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of the Assets (the “Licenses”) and SELLER AND CFS shall assign the Licenses, which are assignable to the PURCHASER without the consent and/or approval of any third party, upon consummation of the transactions contemplated by this Agreement, except where the failure to hold any of such License would have any effect or series of effects that is, individually or in the aggregate, material and adverse to the operation of the Business as conducted by the SELLER AND CFS on the date of this Agreement (each a “Business Material Adverse Effect”).

SECTION 3.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by SELLER AND CFS does not, and the performance by SELLER AND CFS of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of SELLER AND CFS; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) in effect as of the date of this Agreement and applicable to SELLER AND CFS the breach of which would have an effect or series of effects that is, individually or in the aggregate, material and adverse to the consummation of the transactions contemplated by this Agreement (each a “Closing Material Adverse Effect”); or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of SELLER AND CFS pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SELLER AND CFS is a party or by SELLER AND CFS or any of its properties or assets is bound that would have a Closing Material Adverse Effect. Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Business Material Adverse Effect or a Closing Material Adverse Effect.

ASSET Purchase Agreement.

SECTION 3.4 SEC Reports. Since January 1, 2005, CIGI has filed all reports and other documents required to be filed by CIGI with the Securities and Exchange Commission (the “Commission”) under the Exchange Act. The consolidated financial statements of CIGI included in its Annual Report on an appropriate Form for the year ended December 31, 2005 and for the quarter ended September 30, 2006 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of CIGI and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Set forth in the Disclosure Schedule are (i) the most recent internally prepared financial statements of the SELLER and CFS as of January 31, 2007 and any and all SELLER AND CFS internal 2006 statements (the “Financial Statements”). Each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of SELLER AND CFS as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of SELLER AND CFS for the periods to which they relate Without limiting the foregoing, the PURCHASER shall not assume, undertake or accept, and shall have no responsibility with respect to, liabilities and obligations related to SELLER AND CFS or operation of SELLER AND CFS prior to the Closing Date, except for the LIABILITIES. SELLER AND CFS does not have any liability or obligation (whether accrued, absolute, contingent or otherwise) which is not set forth on the Financial Statements, except for liabilities incurred or accrued in the ordinary course of business since the respective dates of the Financial Statements, or liabilities and/or obligations which would not, either individually or in the aggregate, have a Closing Material Adverse Effect.

SECTION 3.5 Compliance with Applicable Laws. SELLER AND CFS is not in violation of, or, to the knowledge of SELLER AND CFS is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Closing Material Adverse Effect.

SECTION 3.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SELLER AND CFS.

ASSET Purchase Agreement.

SECTION 3.9 [SECTION LEFT BLANK]

SECTION 3.10 [SECTION LEFT BLANK]

SECTION 3.11 [SECTION LEFT BLANK]

SECTION 3.12 Customer Lists. SELLER AND CFS will provide to PURCHASER a listing or file of all customers of the SELLER and/or CFS as defined in section 2.8(b) and customer databases held by SELER and/or CFS concerning the Business. .

SECTION 3.13 Labor Matters. SELLER AND CFS is not a party to any collective bargaining agreement or agreement of any kind with any labor organization. SELLER AND CFS has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or to SELLER AND CFS’s knowledge threatened to be called against it, and SELLER AND CFS has not violated any applicable federal or state law or regulation relating to labor or labor practices which violation would have a Closing Material Adverse Effect except as disclosed in the Disclosure Schedule. SELLER AND CFS represents and warrants that the execution and delivery of this Agreement by SELLER AND CFS and the consummation of the transactions contemplated hereby will not conflict with, breach or violate any collective bargaining agreement or agreement of any kind with any labor organization.

SECTION 3.14 Benefit Plans. The PURCHASER will have no liability for any contributions or payments or otherwise with respect to any employee benefit plans or agreements maintained by the SELLER and CFS for the benefit of its shareholders, officers, directors, employees or independent contractors, including, without limitation, (i) any affirmative action plans or programs, (ii) current and deferred compensation, pension, profit sharing, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits for such shareholders, officers, directors, employees or independent contractors, and (iii) the medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits for such shareholders, officers, directors, employees and independent contractors, including any split-dollar life insurance policies, all of which plans, programs, practices, policies and other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description are hereinafter referred to as “Benefit Programs and Employment Policies.”

SECTION 3.15 Patents Trademarks. Trade Names. Etc. The Disclosure Schedule sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, brand names, mastheads, titles, copyrights and patents,

ASSET Purchase Agreement.

registrations thereof and applications thereof, applicable to or used by SELLER AND CFS in the operation of the Vehicle Manufacture Business and/or CFS in the Vehicle Leasing Business, together with a complete list of all licenses granted by or to SELLER AND CFS with respect to any of the above. SELLER AND CFS has good and marketable title to all of such intangible assets owned by the SELLER and CFS, in each case free and clear of any liens, claims, charges, licenses, options or other encumbrances or rights of others of any nature whatsoever, and SELLER AND CFS has the sole ownership rights in, and exclusive right to use, such intangible assets and such assets constitute part of the Assets hereby transferred and assigned to the PURCHASER. SELLER AND CFS is not currently in receipt of any notice of any violation of, and has no reason to believe that the operations of SELLER AND CFS are violating, the rights of others in any trademark, trade name, service mark, copyright, masthead, title, patent, trade secret, know-how or other intangible asset.

SECTION 3.16 Litigation. Except as set forth in the Disclosure Schedule hereto, there is no suit, action, proceeding (in bankruptcy or otherwise), claim or investigation pending or to the knowledge of SELLER AND/OR CFS threatened against, or affecting, the SELLER AND/OR CFS that would have a Closing Material Adverse Effect and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in Schedule 3.15, individually or in the aggregate, if resulting in a judgment, would have a Closing Material Adverse Effect and/or a Business Material Adverse Effect on the ASSETS or the business of SELLER AND CFS or the right of SELLER AND CFS to consummate the transactions contemplated hereby.

SECTION 3.17 Ownership of Assets. Except as set forth in the Disclosure Schedule, SELLER AND/OR CFS has good and marketable title to all of the ASSETS, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances the existence of which would have a Business Material Adverse Effect. All of the COACH ASSETS which are tangible are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. SELLER AND CFS has not received any notice of violation of any applicable zoning regulation, ordinance or law, or other law, regulation or requirement relating to the Vehicle Manufacturing Business, and there is no such violation or grounds thereof which could have a Closing Material Adverse Effect and/or Business Material Adverse Effect. Except pursuant to this Agreement, Except as set forth in the Disclosure Schedule, SELLER AND/OR CFS is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the COACH ASSETS or any other portion of the business of SELLER AND CFS.

SECTION 3.18 Taxes. There is not any liability for unpaid federal, state or local income, sales, use, excise or other taxes of any

ASSET Purchase Agreement.

kind arising out of, or attributable to, or affecting the Assets or the conduct of the business of SELLER AND CFS, for which the PURCHASER will have any liability for payment or otherwise. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes (except for sales taxes and realty transfer taxes, if any, incident to the consummation of the transactions contemplated herein) which may be asserted by any taxing authority against the ASSETS, and no lien or other encumbrance for taxes has attached or will attach to the COACH ASSETS.

SECTION 3.19 Absence of Changes. Since the date of the most recent Financial Statement noted in Section 3.6 above, SELLER AND CFS has not, except as disclosed in the Disclosure Schedule:

3.19.1 Transferred, assigned, conveyed, or liquidated any of the Assets, or entered into any transaction or incurred any liability or obligation which affects the ASSETS or the business of SELLER AND CFS, other than in the ordinary course of its business;

3.19.2 Suffered any Business Material Adverse Effect or become aware of any event or state of facts which may result in any such Business Material Adverse Effect;

3.19.3 Suffered any destruction, damage or loss relating to the Assets or the business of SELLER AND CFS, whether or not covered by insurance, which reasonably would have a Business Material Adverse Effect;

3.19.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, conveyance to secure debt or security interest) or claim upon any of the Assets or the business of SELLER AND CFS, except for any current year lien with respect to personal or real property taxes not yet due and payable or any liens which will secure any of the LIABILITIES;

3.19.5 Committed, suffered, permitted or incurred any material default in any liability to any third party, with the exception of Laurus or any other CIGIOA Obligee which, in the aggregate, has had or will have a Business Material Adverse Effect;

3.19.6 Made or agreed to any adverse change in the terms of any contract or instrument to which it is a party which is reasonably foreseeable to have a Business Material Adverse Effect;

ASSET Purchase Agreement.

3.19.7 Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating to the ASSETS, which it has against others, which is reasonably foreseeable to have a Business Material Adverse Effect;

3.19.8 Paid, agreed to pay or incurred any obligation for the payment of any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, any of the directors, officers, agents or employees of the SELLER and CFS, or made any increase in the pension, retirement or other benefits of the directors, officers, agents or other employees of SELLER AND CFS that is reasonably foreseeable to have a Business Material Adverse Effect;

3.19.10 Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business that is reasonably foreseeable to have a Business Material Adverse Effect; or

3.19.11 Received, any notices, or has received any credible information leading it to believe, that any material supplier or customer of SELLER AND CFS has taken or contemplates taking any steps which would have a Business Material Adverse Effect.

SECTION 3.20 Full Disclosure. No representation or warranty made by SELLER AND CFS in this Agreement and no certificate or document furnished or to be furnished to the PURCHASER pursuant to this Agreement taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

ANY FACT, INFORMATION, CIRCUMSTANCE OR DISCLOSURE CONTAINED IN THE DISCLOSURE SCHEDULE SHALL BE DEEMED TO HAVE BEEN DISCLOSED FOR ALL PURPOSES OF THIS AGREEMENT AND THE CATALOGING, ORGANIZATION OR REFERENCE OF ANY SUCH FACT, INFORMATION, CIRCUMSTANCE OR DISCLOSURE TO A GIVEN SECTION OF THIS AGREEMENT SHALL NOT LIMIT THE EXTENT OF THAT DISCLOSURE TO THE REPRESENTATIONS, WARRANTIES OR PROVISIONS OF THE REFERENCED SECTION OR OTHERWISE.

ASSET Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The PURCHASER represents and warrants to SELLER AND CFS as follows:

SECTION 4.1 Organization and Qualification. The PURCHASER is duly organized, validly existing and in good standing under the laws of the Province or State of Incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.2 Authority. The PURCHASER has all requisite corporate power and authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. A copy of the executed Board of Director Resolution signed by a majority of the current members of the PURCHASER Board of Directors and approving this Agreement is contained as Attachment D. The execution and delivery of this Agreement by the PURCHASER and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the PURCHASER is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the PURCHASER and constitutes the legal, valid and binding obligation of PURCHASER enforceable against the PURCHASER in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

SECTION 4.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the PURCHASER does not, and the performance by the PURCHASER of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of the PURCHASER; or (ii) conflict with, breach or violate any Laws in effect as of the date of this Agreement and applicable to the PURCHASER.

SECTION 4.4 Successors, Assigns and Designees. PURCHASER makes no representations or warranties about any of its shareholders, successors, assigns and/or designees who may receive or become the beneficiary of any of the rights and/or obligations set forth hereunder.

SECTION 4.5 Brokers. Interactive Business Development, LLC, a Florida limited liability company will receive a commission upon consummation of the Agreement ON THE Closing Date. Said commission is the sole responsibility of the PURCHASER.

SECTION 4.6 Full Disclosure. No representation or warranty made by PURCHASER in this Agreement and no certificate or document furnished or to be furnished to the SELLER AND CFS pursuant to this Agreement taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

ASSET Purchase Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO SELLER AND CFS’S OBLIGATIONS

The obligation of SELLER AND CFS to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

SECTION 5.1 No Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 5.2 LIABILITIES Assumption. The PURCHASER shall have received all approvals necessary in order to assume the LIABILITIES and cause all CIGIOA Obligees to execute and/or commit to deliver the Assumed LIABILITIES Release.

SECTION 5.3 Compliance. The PURCHASER shall have complied with all of its obligations under this Agreement.

SECTION 5.4 Representations True and Correct. The representations and warranties of PURCHASER contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 5.6 Compliance with Covenants. PURCHASER shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 5.7 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

SECTION 5.8 Agreement with Laurus. The negotiation of an agreement with Laurus with respect to the obligations of any and all of the LMFCIGI Group to Laurus, in a form satisfactory to CIGI in its sole discretion.

ASSET Purchase Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligation of the PURCHASER to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

SECTION 6.1 No Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 6.2 Representations True and Correct. The representations and warranties of SELLER AND CFS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 6.3 Compliance with Covenants. SELLER AND CFS shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 6.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of PURCHASER, on the one hand, and SELLER AND/OR CFS, on the other hand; or

(b) by PURCHASER upon a material breach of any representation, warranty, covenant or agreement on the part of SELLER AND CFS set forth in this Agreement, or if any representation or warranty of SELLER AND CFS respectively, shall have become

ASSET Purchase Agreement.

untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a “Terminating Breach”), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

(c) by the PURCHASER, if there shall be any court order which has become final and non-appealable that in the sole opinion of the PURCHASER has a Material Adverse Effect on the COACH ASSETS.

(d) by SELLER AND CFS upon a material breach of any representation, warranty, covenant or agreement on the part of PURCHASER set forth in this Agreement, or if any representation or warranty of PURCHASER respectively, shall have become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a “Terminating Breach”), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

(e) by the SELLER AND CFS, if there shall be any court order which has become final and non-appealable that in the sole opinion of the SELLER AND CFS has a Closing Material Adverse Effect.

(f) By SELLER AND CFS, at any time after March 16, 2007 if the Closing shall not have occurred on or before that date; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure, or whose Affiliate’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, each party hereto shall pay its own legal and other expenses.

SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

SECTION 7.4 Waiver. At any time prior to the Closing Date, either the PURCHASER or SELLER AND CFS, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it; or (c) waive compliance with any of the agreements or conditions contained herein for its benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such a waiver.

ASSET Purchase Agreement.

ARTICLE VIII

POST CLOSING COVENANTS

SECTION 8.1 Post-Closing Covenants of SELLER AND CFS.

8.1.1	The SELLER AND CFS shall prosecute in a reasonable manner the resolution of all issues arising from that certain Dealer Agreement by and between American Springfield, LLC, a Florida based Limited Liability Corporation, and SELLER AND CFS executed in 2004 or shall take such actions as are necessary so that the resolution and/or prosecution of any rights under the afore noted Dealer Agreement shall not cause a Business Material Adverse Effect.

8.1.2	The representations and warranties of the SELLER AND CFS hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date for eighteen months.

SECTION 8.2 Post-Closing Covenants of the PURCHASER.

8.2.1	The representations and warranties of the PURCHASER hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date for eighteen months.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Transaction Costs. Each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

ASSET Purchase Agreement.

SECTION 9.2 Indemnification. PURCHASER agrees to defend and hold the SELLER AND CFS and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the PURCHASER to disclose or to perform with respect to any of its representations, warranties or covenants contained in Section IV of this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.3 Indemnification. The SELLER AND CFS agrees to defend and hold PURCHASER harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the SELLER AND CFS to perform with respect to any of its representations, warranties or covenants contained Section III of this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.4 Limitations. Except as otherwise set forth below, no party shall have any obligation under the indemnification provisions set forth herein (i) with respect to a breach of the representations and warranties contained herein, as applicable, unless notice of a claim for indemnity in respect of any such matter has been given to such party on or before the date which is eighteen (18) months after the Closing and (ii) until the aggregate of all Liabilities payable by any party exceeds $25,000. Provided, however that the foregoing limitations of this Section 9.4 shall not limit in any respect a party’s right to indemnification in connection with any action based upon intentional or fraudulent actions of the party owing indemnification.

Section 9.5 Procedure. A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”. An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement promptly (and in any event within ten (10) business days) upon the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party of any liability or loss which might give rise to a claim for indemnity; provided, however, that any failure to give such notice on a timely basis will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party may assume the defense of such matter, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all

ASSET Purchase Agreement.

expenses relating thereto. The Indemnifying Party shall give written notice to each Indemnified Party of its assumption of the defense of any action, suit or proceeding within fifteen (15) days of receipt of notice from the Indemnified Party with respect to such matter. The Indemnified Party shall have the right to employ its or their own counsel in any such matter, but the fees and expenses of such counsel shall be the responsibility of such Indemnified Party unless (i) the Indemnifying Party shall not have reasonably promptly employed counsel reasonably satisfactory to such Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that the conduct of such proceedings by the Indemnifying Party and counsel of its choosing will prejudice the rights of the Indemnified Party. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. The Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving consideration or relief other than the payment of money. After settlement and payment thereof, the Indemnifying Party shall have no right to dispute or object to the amount of the settlement or a claim for indemnification based thereon.

With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a non-appealable judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of a judgment or appellate decision against the Indemnified Party; (iii) a settlement of the claim; or (iv) with respect to indemnities for liabilities relating to Taxes, upon the issuance of any resolution by a Taxation authority. Notwithstanding the foregoing, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission with independent confirmation of receipt followed by confirmation of notice by registered or certified mail or overnight courier service; (iii) on the date delivered by an overnight courier service; or (iv) on the fifth business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the address set forth herein of such other addresses provided by each party to the other parties in accordance with the terms or provisions hereof.

ASSET Purchase Agreement.

SECTION 9.5 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.7 Entire Agreement. This Agreement (together with the Schedules, Exhibit, certificates and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.8 Binding Effect. All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

SECTION 9.9 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to applicable principles of conflicts of law.

SECTION 9.11 Preparation and Filing of Tax Returns and Securities and Exchange Commission filings. PURCHASER shall reasonably assist and cooperate with the SELLER AND/OR CFS in the preparation of all the federal, state and local tax returns of SELLER AND CFS and all filings with the Securities and Exchange Commission, when and if appropriate, after the Closing Date due relating to periods prior to the Closing Date.

ASSET Purchase Agreement.

SECTION 9.12 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary to consummate the transactions contemplated by this agreement.

SECTION 9.14 Assignment This Agreement shall not be assigned by operation of law or otherwise; except that PURCHASER may assign this Agreement to a related or successor entity, but any such assignment shall not waive and/or discharge the PURCHASER of its obligations hereunder and the PURCHASER shall be liable therefor as if it had not assigned the same.

SECTION 9.15 Third Parties Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

SECTION 9.16 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.17 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement and such execution shall be conclusively evidenced by a facsimile transmitted copy or electronic mail transmitted copy of the execution page hereof.

[SIGNATURES ON FOLLOWING PAGE]

ASSET Purchase Agreement.

IN WITNESS WHEREOF, the PURCHASER and SELLER AND CFS have executed this Memorandum as of the date first above shown.

PURCHASERS		SELLER AND CFS
Imperial Systems Inc. a Florida corporation

/s/ Gary Spaniak
By:	Gary Spaniak
Title:	CEO

Springfield Coach Industries Group,
a MO corporation

/s/ Robert L. Lefebvre
		By:	Robert L. Lefebvre
		Title:	CEO

Coach Financial Services, Inc.,
A Florida corporation

/s/ Robert L. Lefebvre
		By:	Robert L. Lefebvre
		Title:	CEO

ASSET Purchase Agreement.